Exhibit 4.1


                               LETTER OF AGREEMENT

                                     between

                           TRANS WORLD AIRLINES, INC.

                                       and

                               THE AIR LINE PILOTS

                                in the service of

                           TRANS WORLD AIRLINES, INC.

                                as represented by

                         THE AIR LINE PILOTS ASSOCIATION

                                  INTERNATIONAL


THIS LETTER OF AGREEMENT is made and entered into in accordance with the provisions of Title II of the Railway Labor Act, as amended, as of September 1, 1998, by and between TRANS WORLD AIRLINES, INC., its successors or assigns (hereinafter known as the "Company" or "TWA") and the Air Line Pilots in the service of TWA as represented by the AIR LINE PILOTS ASSOCIATION, INTERNATIONAL (hereinafter known as the "Association" or "ALPA").

WHEREAS, the Company and the ALPA negotiated a Term Sheet (the "Term Sheet") as part of the July 11, 1998 Tentative Agreement ("the New Basic Agreement") which has been ratified by both ALPA and the Company; and

WHEREAS the Term Sheet states the Company agrees to pay ALPA, for the benefit of Air Line Pilots in the service of TWA who are on the seniority list as of the date the New Basic Agreement is executed and who are actively employed (not on any type of leave status) during the calendar quarter preceding a Payment Date (as defined below), either a cash bonus of two million seven hundred fifty thousand ($2,750,000) dollars or two hundred fifty thousand (250,000) shares of Common Stock of the Company for four (4) consecutive calendar quarters beginning in the second quarter of 1999.

NOW THEREFORE it is hereby agreed as follows:

1.   General

     A. Payments or distributions made in accordance with this Letter of Agreement shall not be deemed to be wages for purposes of benefits, DAP, supplemental or any other contributions or benefits the Company is obligated to pay or provide to Air
         Line Pilots in the service of TWA. All appropriate amendments shall be made as necessary to applicable plans concerning such payments or distributions.

     B. Payments or distributions shall be made in arrears in four consecutive quarterly payments with the first such payment or distribution to be made in the second calendar quarter, 1999 as provided herein.

     C. On an applicable Payment Date (as described below) the Company may, in its sole discretion, satisfy the obligation described herein by either (1) issuing, in the aggregate, two hundred fifty thousand (250,000) shares of Common Stock of the Company or (2) paying an amount equal to two million seven hundred fifty thousand ($2,750,000) dollars less applicable withholding and payroll taxes to Eligible Pilots as directed by ALPA, provided that in the event the Company elects to issue stock, no fractional shares will be distributed.

     D. "EligiblePilots" shall be pilots who are on the TWA Pilots System Seniority List on September 1, 1998 and who are actively employed (not on any type of leave status) during the calendar quarter immediately preceding an applicable Payment Date. It shall also include pilots who retire or voluntarily resign during the calendar quarter immediately preceding an applicable Payment Date; provided that any pilots who retire or voluntarily resign during any quarter must have actively worked at least one (1) day during such quarter.

2.   Distribution

     A. Within fifteen (15) business days following the end of each calendar quarter in 1999, the Company will notify the Association of the form of payment (cash or Common Stock) the Company will use.

     B.  Common Stock Option

         (1) Common Stock issued pursuant to this agreement shall be valued at the fair market value on the date of distribution and shall be subject to all applicable withholding and taxes at statutory rates.

         (2) Common Stock issued pursuant to this agreement shall be registered on Form S-8 or any comparable form and listed on the American Stock Exchange (or such other exchange on which the Company's Common Stock is registered on such Payment Date).

         (3) Within thirty (30) calendar days following receipt of the Company's notice in paragraph 2.A. above that the Company will issue its Common Stock, ALPA shall, in its sole discretion, direct the distribution of the two hundred fifty thousand (250,000) shares of Common Stock among the Eligible Pilots. Such distribution list shall include the name, address, social security number and number of shares for each Eligible Pilot and shall be provided to the Company on either magnetic or electronic media. The Company shall have the right to review such distribution for purposes of compliance with this Letter of Agreement. No fractional shares will be distributed and all such share amounts shall be rounded to the nearest whole share.

         (4) The Company shall use its best efforts to distribute the shares of Common Stock to the Eligible Pilots within thirty (30) calendar days following receipt of the Association's distribution list in paragraph 2.B.(3) above (the "Stock Payment Date"). In the event such Stock Payment Date falls on a weekend or holiday, the distributions shall be made on the next business day.

     C.  Cash Option

         (1) Cash payments made pursuant to this agreement shall be subject to applicable withholding and taxes at statutory rates.

         (2) Within thirty (30) calendar days following receipt of the Company's notice in paragraph 2.A. above that the Company will make cash payments, ALPA shall, in its sole discretion, direct the distribution of the two million seven hundred fifty thousand dollars ($2,750,000) among the Eligible Pilots. Such distribution list shall include the name, address, social security number and payment amount for each Eligible Pilot and shall be provided to the Company on either magnetic or electronic media. The Company shall have the right to review such distribution for purposes of compliance with this Letter of Agreement.

         (3) The Company shall make payment to the Eligible Pilots within thirty (30) calendar days following receipt of the Association's distribution list in paragraph 2.C.(2) above (the "Cash Payment Date"). In the event such Cash Payment Date falls on a weekend or holiday, payment shall be made on the next business day.

3. This Letter of Agreement is effective September 1, 1998 and shall expire on the later of May 1, 2000 or sixty (60) days after the date all distributions under paragraph 2 have been made. This Letter of Agreement shall not be subject to the status quo provisions of the Railway Labor Act.

SO AGREED.

For the Company:                           For the Association:


/s/ Terry L. Hayes                         /s/ Douglas J. Gabel
------------------                         --------------------
Terry L. Hayes, Director                   Douglas J. Gabel, Chairman
Labor Relations                            TWA MEC Negotiating Committee


/s/ Philip B. Whitcomb                     /s/ J. A. Chronic
----------------------                     -----------------
Philip B. Whitcomb                         J. A. Chronic, Chairman
Vice President                             TWA MEC
Labor Relations


                                           /s/ J. Randolph Babbitt
                                           -----------------------
                                           J. Randolph Babbitt,
                                           President

Dated:  September 1, 1998